EXHIBIT 99.1

Contact: Jim Gustafson

Investor Relations

DaVita Inc.

(310) 536-2585

DAVITA 4th QUARTER 2010 RESULTS

Denver, Colorado, February 10, 2011 – DaVita Inc. (NYSE: DVA) today announced results for the quarter and year ended December 31, 2010. Net income attributable to DaVita Inc. for the quarter and year ended December 31, 2010, excluding after-tax debt refinancing and redemption charges of $42.9 million and $45.4 million respectively, was $111.9 million and $451.1 million, or $1.13 per share and $4.38 per share, respectively. This compares to net income attributable to DaVita Inc. for the quarter and year ended December 31, 2009 of $109.7 million and $422.7 million, or $1.06 per share and $4.06 per share, respectively.

Net income attributable to DaVita Inc. for the quarter and year ended December 31, 2010, including the after-tax debt refinancing and redemption charges was $69.0 million and $405.7 million, or $0.70 per share and $3.94 per share, respectively.

Financial and operating highlights include:

—

Cash Flow:  For the year ended December 31, 2010 operating cash flow was $840 million and free cash flow was $597 million. For the three months ended December 31, 2010 operating cash flow was $121 million and free cash flow was $36 million.

—

Operating Income:  Operating income for the quarter and year ended December 31, 2010 was $255 million and $997 million, respectively, as compared to $239 million and $940 million, respectively, for the same periods of 2009.

—

Volume: Total treatments for the fourth quarter of 2010 were 4,657,498, or 58,956 treatments per day, representing a per day increase of 6.8% over the fourth quarter of 2009. Non-acquired treatment growth in the quarter was 4.4% over the prior year’s fourth quarter.

—

Effective Tax Rate:  Our effective tax rate was 30.2% and 35.0% for the quarter and year ended December 31, 2010, respectively. This effective tax rate is impacted by the amount of third party owners’ income attributable to non-tax paying entities. The effective tax rate attributable to DaVita Inc. was 36.5% and 39.0% for the quarter and year ended December 31, 2010, respectively. We expect our effective tax rate attributable to DaVita Inc. for 2011 to be in the range of 39.5% to 40.5%.

—

Share Repurchases:  During the fourth quarter of 2010, we repurchased a total of 5,883,600 shares of our common stock for $420.0 million, or an average price of $71.38 per share. For the year ended December 31, 2010, we repurchased a total of 8,918,760 shares of our common stock for $618.5 million, or an average price of $69.35 per share. We have not repurchased any additional shares of our common stock subsequent to December 31, 2010. As a result of these transactions, our remaining board authorization for share repurchases is currently $681.5 million.

—

Acquisition:  As previously announced on February 4, 2011, we entered into a definitive agreement to acquire DSI Renal, Inc. (“DSI”), for approximately $690 million, subject to adjustments. The transaction is subject to approval by the Federal Trade Commission including Hart-Scott-Rodino antitrust clearance. We anticipate that we will have to divest some centers as a condition of the transaction. We expect to close the transaction in the second or third quarter of this year.

—	Debt Transactions: As previously disclosed in our third quarter earnings release, on October 20, 2010, we completed $4.55 billion of debt refinancing transactions.

In January 2011, we entered into interest rate swap agreements with amortizing notional amounts totaling $1.0 billion that went effective on January 31, 2011. These agreements have the economic effect of modifying the LIBOR variable component of our interest rate on an equivalent amount of our Term Loan A debt to fixed rates ranging from 1.59% to 1.64%, resulting in an overall weighted average effective interest rate of 4.36% including the Term Loan A margin of 2.75%. The swap agreements expire on September 30, 2014 and require monthly interest payments.

In addition, in January 2011, we also entered into interest rate cap agreements with notional amounts totaling $1.25 billion that went effective on January 31, 2011. These agreements have the economic effect of capping the LIBOR variable component of our interest rate at a maximum of 4.00% on an equivalent amount of our Term Loan B debt. The cap agreements expire on September 30, 2014.

—

Center Activity:  As of December 31, 2010, we operated or provided administrative services at 1,612 outpatient dialysis centers serving approximately 125,000 patients, of which 1,580 centers are consolidated in our financial statements. During the fourth quarter of 2010, we acquired seven centers, opened 14 new centers, sold two centers and closed five centers.

Outlook

Because of the uncertainties of operating under the new Medicare bundled payment system and the ongoing uncertainties associated with our payor mix, we will not be providing a specific guidance range for 2011 operating income at this time. However, excluding the impact of our recently announced acquisition of DSI that is not expected to close until the second or third quarter of this year, our current projections indicate that 2011 operating income will be flat or modestly down compared to 2010. These projections and the underlying assumptions involve significant risks and uncertainties, including those described below and actual results may vary significantly from these current projections.

We will be holding a conference call to discuss our results for the fourth quarter and year ended December 31, 2010 on February 10, 2011 at 5:00 p.m. Eastern Time. The dial in number is (800) 399-4406. A replay of the conference call will be available on DaVita’s official web page, www.davita.com, for the following 30 days.

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to our 2011 operating income, our 2011 expected effective tax rate attributable to DaVita Inc. and the anticipated closing of the acquisition. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly report on Form 10-Q for the third quarter ended September 30, 2010. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

—	the concentration of profits generated from commercial payor plans,

—	continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients,

—	a reduction in the number of patients under higher-paying commercial plans,

—

a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system beginning January 2011, which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the United States in March 2010,

—	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

—	our ability to maintain contracts with physician medical directors,

—	legal compliance risks, including our continued compliance with complex government regulations,

—	the resolution of ongoing investigations by various federal and state governmental agencies,

—	continued increased competition from large and medium-sized dialysis providers that compete directly with us, and

—	our ability to complete any acquisitions, mergers or dispositions that we might be considering or announce, or integrate and successfully operate any business we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

This release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the attached reconciliation schedules. For the reasons stated in the reconciliation schedules, we believe our presentation of non-GAAP financial measures provides useful supplemental information for investors.

DAVITA INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net operating revenues	$1,649,417	$1,568,204	$6,447,391	$6,108,800

Operating expenses and charges:

Patient care costs	1,135,012	1,095,046	4,474,735	4,248,668

General and administrative	157,578	137,161	579,000	531,531

Depreciation and amortization	60,071	56,865	234,378	228,986

Provision for uncollectible accounts	43,382	41,796	171,250	161,786

Equity investment income	(2,031)	(1,376)	(8,999)	(2,442)

Total operating expenses and charges	1,394,012	1,329,492	5,450,364	5,168,529

Operating income	255,405	238,712	997,027	940,271

Debt expense	(53,879)	(44,831)	(181,607)	(185,755)

Debt refinancing and redemption charges	(70,255)	_	(74,382)	_

Other income	1,091	682	3,420	3,708

Income before income taxes	132,362	194,563	744,458	758,224

Income tax expense	39,917	68,980	260,239	278,465

Net income	92,445	125,583	484,219	479,759

Less: Net income attributable to noncontrolling interests	(23,425)	(15,859)	(78,536)	(57,075)

Net income attributable to DaVita Inc.	$69,020	$109,724	$405,683	$422,684

Earnings per share:

Basic earnings per share attributable to DaVita Inc.	$0.71	$1.07	$4.00	$4.08

Diluted earnings per share attributable to DaVita Inc.	$0.70	$1.06	$3.94	$4.06

Weighted average shares for earnings per share:

Basic	97,099,341	102,711,126	101,504,373	103,603,885

Diluted	99,058,745	103,735,571	103,059,171	104,167,685

DAVITA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Year ended December 31,
	2010	2009

Cash flows from operating activities:

Net income	$484,219	$479,759

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	234,378	228,986

Stock-based compensation expense	45,551	44,422

Tax benefits from stock award exercises	26,706	18,241

Excess tax benefits from stock award exercises	(6,283)	(6,950)

Deferred income taxes	75,399	50,869

Equity investment income, net	(3,298)	(204)

Loss on disposal of assets and other non-cash charges	9,585	20,945

Debt refinancing and redemption charges	74,382	-

Changes in operating assets and liabilities, other than from acquisitions and divestitures:

Accounts receivable	55,379	(32,313)

Inventories	(3,892)	15,115

Other receivables and other current assets	(44,719)	(35,104)

Other long-term assets	901	7,288

Accounts payable	4,228	(104,879)

Accrued compensation and benefits	39,588	(9,138)

Other current liabilities	(111,444)	(43,543)

Income taxes	(45,737)	44,578

Other long-term liabilities	4,740	(11,362)

Net cash provided by operating activities	839,683	666,710

Cash flows from investing activities:

Additions of property and equipment, net	(273,602)	(274,605)

Acquisitions	(188,502)	(87,617)

Proceeds from asset sales	22,727	7,697

Purchase of investments available for sale	(1,125)	(2,062)

Purchase of investments held-to-maturity	(56,615)	(22,664)

Proceeds from sale of investments available for sale	900	16,693

Proceeds from maturities of investments held-to-maturity	59,932	16,380

Purchase of equity investments and other assets	(709)	(2,429)

Distributions received on equity investments	361	2,547

Net cash used in investing activities	(436,633)	(346,060)

Cash flows from financing activities:

Borrowings	24,809,258	18,767,592

Payments on long-term debt	(24,134,502)	(18,828,824)

Debt refinancing costs including tender and call premiums	(113,810)	(42)

Purchase of treasury stock	(618,496)	(153,495)

Distributions to noncontrolling interests	(83,591)	(67,748)

Stock award exercises and other share issuances, net	53,760	67,908

Excess tax benefits from stock award exercises	6,283	6,950

Contributions from noncontrolling interests	9,510	13,071

Proceeds from sales of additional noncontrolling interests	3,410	9,375

Purchases from noncontrolling interests	(14,214)	(6,859)

Net cash used in financing activities	(82,392)	(192,072)

Net increase in cash and cash equivalents	320,658	128,578
Cash and cash equivalents at beginning of period	539,459	410,88

Cash and cash equivalents at end of period	$860,117	$539,459

DAVITA INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except per share data)

ASSETS	December 31, 2010	December 31, 2009
Cash and cash equivalents	$860,117	$539,459
Short-term investments	23,003	26,475
Accounts receivable, less allowance of $235,629 and $229,317	1,048,976	1,105,903
Inventories	76,008	70,041
Other receivables	304,366	263,456
Other current assets	43,994	40,234
Income tax receivables	40,330	-
Deferred income taxes	226,060	256,953

Total current assets	2,622,854	2,302,521
Property and equipment, net	1,170,808	1,104,925
Amortizable intangibles, net	162,635	136,732
Equity investments	25,918	22,631
Long-term investments	8,848	7,616
Other long-term assets	32,054	32,615
Goodwill	4,091,307	3,951,196

	$8,114,424	$7,558,236

LIABILITIES AND EQUITY
Accounts payable	$181,033	$176,657
Other liabilities	342,943	461,092
Accrued compensation and benefits	325,477	286,121
Current portion of long-term debt	74,892	100,007
Income taxes payable	-	23,064

Total current liabilities	924,345	1,046,941
Long-term debt	4,233,850	3,532,217
Other long-term liabilities	89,290	87,692
Alliance and product supply agreement, net	25,317	30,647
Deferred income taxes	421,436	334,855

Total liabilities	5,694,238	5,032,352
Commitments and contingencies
Noncontrolling interests subject to put provisions	383,052	331,725
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 134,862,283 shares issued; 96,001,535 and 103,062,698 shares outstanding)	135	135
Additional paid-in capital	620,546	621,685
Retained earnings	2,717,817	2,312,134
Treasury stock, at cost (38,860,748 and 31,799,585 shares)	(1,360,579)	(793,340)
Accumulated other comprehensive income (loss)	503	(5,548)

Total DaVita Inc. shareholders’ equity	1,978,422	2,135,066
Noncontrolling interests not subject to put provisions	58,712	59,093

Total equity	2,037,134	2,194,159

	$8,114,424	$7,558,236

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
1. Consolidated Financial Results:
Revenues	$1,649	$1,652	$1,568	$6,447
Operating income	$255.4	$256.6	$238.7	$997.0
Operating income margin	15.5%	15.5%	15.2%	15.5%
Net income attributable to DaVita Inc.	$69.0	$119.4	$109.7	$405.7
Net income attributable to DaVita Inc., excluding debt refinancing and redemption charges(1)	$111.9	$119.4	$109.7	$451.1
Diluted earnings per share attributable to DaVita Inc.	$0.70	$1.15	$1.06	$3.94
Diluted earnings per share attributable to DaVita Inc., excluding debt refinancing and redemption charges(1)	$1.13	$1.15	$1.06	$4.38

2. Consolidated Business Metrics:
Expenses
Patient care costs as a percent of consolidated revenue(2)	68.8%	69.4%	69.8%	69.4%
General and administrative expenses as a percent of consolidated revenue (2)	9.6%	9.0%	8.7%	9.0%

Bad debt expense as a percent of consolidated revenue	2.6%	2.7%	2.7%	2.7%

Consolidated effective tax rate attributable to DaVita Inc.(1)	36.5%	38.5%	38.5%	39.0%
3. Segment Financial Results: (dollar amounts rounded to nearest million)
Dialysis and related lab services
Revenues	$1,545	$1,553	$1,483	$6,073
Direct operating expenses	1,277	1,288	1,230	5,034

Dialysis segment operating income	$268	$266	$253	$1,039

Other – Ancillary services and strategic initiatives
Revenues	$105	$98	$85	$374
Direct operating expenses	107	98	90	380

Ancillary segment operating loss	$(2)	$-	$(5)	$(6)

Total segment operating income	$265	$266	$248	$1,034
Reconciling items:
Stock-based compensation	(12)	(11)	(11)	(46)
Equity investment income	2	2	1	9

Consolidated operating income	$255	$257	$239	$997

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
4. Segment Business Metrics:
Dialysis and related lab services
Volume
Treatments	4,657,498	4,578,622	4,360,638	17,992,805
Number of treatment days	79.0	79.0	79.0	313.0
Treatments per day	58,956	57,957	55,198	57,485
Per day year over year increase	6.8%	5.5%	5.2%	5.6%
Non-acquired growth year over year	4.4%	3.7%	4.8%	4.1%

Revenue
Dialysis and related lab services revenue per treatment	$331.12	$338.70	$339.43	$336.92
Per treatment (decrease) increase from previous quarter	(2.2%)	1.2%	(1.1%)
Per treatment (decrease) increase from previous year	(2.4%)	(1.3%)	2.1%	(0.9%)
Percent of consolidated revenue	93.7%	94.0%	94.5%	94.2%
Expenses
Patient care costs
Percent of segment revenue	67.8%	68.7%	68.9%	68.6%
Per treatment	$224.91	$232.93	$234.40	$231.65
Per treatment (decrease) increase from previous quarter	(3.4%)	0.3%	(1.3%)
Per treatment (decrease) increase from previous year	(4.0%)	(1.9%)	2.7%	(1.3%)

General and administrative expenses
Percent of segment revenue	8.3%	7.8%	7.6%	7.8%
Per treatment	$27.65	$26.58	$25.76	$26.18
Per treatment increase from previous quarter	4.0%	9.1%	4.8%
Per treatment increase from previous year	7.3%	8.2%	0.7%	4.1%

5. Cash Flow:
Operating cash flow	$120.6	$161.4	$152.6	$839.7
Operating cash flow, last twelve months	$839.7	$871.7	$666.7
Free cash flow(1)	$36.0	$90.9	$96.7	$597.0
Free cash flow, last twelve months(1)	$597.0	$657.7	$485.2
Capital expenditures:
Routine maintenance/IT other	$62.1	$46.7	$35.1	$159.1
Development and relocations	$44.5	$23.3	$33.9	$119.7
Acquisition expenditures	$50.9	$45.9	$23.6	$188.5

6. Accounts Receivable:
Net receivables	$1,049	$1,083	$1,106
DSO	61	63	68

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

Three months ended	Year ended December 31, 2010
December 31, 2010	September 30, 2010	December 31, 2009
7. Debt and Capital Structure:
Total debt(3)	$4,317	$3,361	$3,630
Net debt, net of cash(3)	$3,457	$2,826	$3,090
Leverage ratio (see Note 1 on page 9)	2.72	x	2.31	x	2.56	x
Overall weighted average effective interest rate during the quarter	4.86%	4.45%	4.69%
Overall weighted average effective interest rate at end of the quarter	4.94%	4.18%	4.68%
Weighted average effective interest rate on the Senior Secured Credit Facilities at end of the quarter	4.05%	1.80%	2.63%
Fixed interest rates at December 31, 2010 and September 30, 2010 and economically fixed interest rates as a percentage of our total debt at December 31, 2009(4)	77%	46%	59%
Share repurchases	$420.0	$98.5	$59.1	$618.5

8. Clinical: (quarterly averages)
Dialysis adequacy -% of patients with Kt/V > 1.2	96%	96%	95%
90 day patients average Hb>=10 <=12	73%	69%	64%
Patients with arteriovenous fistulas placed	67%	67%	65%

(1)	These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see attached reconciliation schedules.
(2)	Consolidated percentages of revenue are comprised of the dialysis and related lab services business, other ancillary services and strategic initiatives, as well as stock-based compensation expenses.
(3)	This is a non-GAAP financial measure. It excludes an $8.4 million debt discount associated with out Term Loan B for the quarter ended December 31, 2010 that is not actually outstanding debt principal. The quarters ended September 30, 2010 and December 31, 2009, exclude $1.6 million and $2.7 million, respectively, of the unamortized balance of a debt premium associated with our senior notes that is not actually outstanding debt principal.
(4)	This includes the Term Loan B outstanding amount for the quarter ended December 31, 2010, since the Term Loan B bears interest at LIBOR (floor of 1.50%) plus a margin of 3.00%.

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in thousands)

Note 1: Calculation of the Leverage Ratio

Under the Company’s Senior Secured Credit Facilities (Credit Agreement), the leverage ratio is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by “Consolidated EBITDA”. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The following leverage ratio was calculated using “Consolidated EBITDA” as defined in the Credit Agreement. The calculation below is based on the last twelve months of “Consolidated EBITDA”, pro forma for routine acquisitions that occurred during the period. The Company’s management believes the presentation of “Consolidated EBITDA” is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement.

Rolling twelve months ended December 31, 2010
Net income attributable to DaVita Inc.	$405,683
Income taxes	260,239
Interest expense	171,293
Depreciation and amortization	234,378
Debt refinancing and redemption charges	74,382
Noncontrolling interests	78,536
Equity investment income, net	(3,298)
Amortization of deferred financing costs	9,341
Other	11,680
Stock-based compensation expense	45,551

“Consolidated EBITDA”	$1,287,785

December 31, 2010
Total debt, excluding debt discount of $8.4 million	$4,317,123
Letters of credit issued	45,789

4,362,912
Less: cash and cash equivalents	(860,117)

Consolidated net debt	$3,502,795

Last twelve months “Consolidated EBITDA”	$1,287,785

Leverage ratio	2.72x

In accordance with the Credit Agreement, the Company’s leverage ratio cannot exceed 4.25 to 1.0 as of December 31, 2010. At that date the Company’s leverage ratio did not exceed 4.25 to 1.0.

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

1.  Net income attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges and diluted earnings per share attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges.

We believe that net income attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges and diluted earnings per share attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges enhances a user’s understanding of our normal net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc. for these periods by providing a measure that is more meaningful because it excludes charges that resulted from the refinancing of our Senior Secured Credit Facilities and the redemption of the aggregate principal amount of our outstanding 6 5/8% senior notes due 2013 and the aggregate principal amount of our outstanding 7 1/4% senior subordinated notes 2015 and accordingly, is more comparable to prior periods and indicative of consistent net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc. These measures are not measures of financial performance under United States generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc.

Net income attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges:	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
Net income attributable to DaVita Inc.	$69,020	$119,387	$109,724	$405,683
Add: Debt refinancing and redemption charges	70,255	-	-	74,382
Less: Related income tax	(27,329)	-	-	(28,935)

	$111,946	$119,387	$109,724	$451,130

Diluted earnings per share attributable to DaVita Inc. excluding after-tax debt refinancing and redemption charges:	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
Diluted earnings per share attributable to DaVita Inc.	$0.70	$1.15	$1.06	$3.94
Add: Net after-tax debt refinancing and redemption charges	0.43	-	-	0.44

	$1.13	$1.15	$1.06	$4.38

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

2. Effective Income Tax Rates

We believe that reporting the effective income tax rate attributable to DaVita Inc. enhances an investor’s understanding of DaVita’s effective income tax rate for the periods presented because it excludes noncontrolling owners’ income that primarily relates to non-tax paying entities and accordingly is more comparable to prior periods presentations regarding DaVita’s effective income tax rate and is more meaningful to an investor to fully understand the related income tax effects on DaVita Inc.’s operating results. This is not a measure under GAAP and should not be considered as an alternative to the effective income tax rate calculated in accordance with GAAP.

Effective income tax rate as compared to the effective income tax rate attributable to DaVita Inc. is as follows:

	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
Income before income taxes	$132,362	$217,860	$194,563	$744,458

Income tax expense	$39,917	$74,979	$68,980	$260,239

Effective income tax rate	30.2%	34.4%	35.5%	35.0%

	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
Income before income taxes	$132,362	$217,860	$194,563	$744,458
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(23,602)	(23,703)	(16,149)	(79,405)

Income before income taxes attributable to DaVita Inc.	$108,760	$194,157	$178,414	$665,053

Income tax expense	$39,917	$74,979	$68,980	$260,239
Less income tax attributable to noncontrolling interests	(177)	(209)	(290)	(869)

Income tax attributable to DaVita Inc.	$39,740	$74,770	$68,690	$259,370

Effective income tax rate attributable to DaVita Inc.	36.5%	38.5%	38.5%	39.0%

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

3.  Free cash flow

Free cash flow represents net cash provided by operating activities less income distributions to noncontrolling interests and capital expenditures for routine maintenance and information technology. We believe free cash flow is a useful adjunct to cash flow from operating activities and other measurements under GAAP, since free cash flow is a meaningful measure of our ability to fund acquisition and development activities and meet our debt service requirements. In addition, free cash flow excluding income distributions to noncontrolling interests provides an investor with an understanding of free cash flows that are attributable to DaVita Inc. Free cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

	Three months ended			Year ended December 31, 2010
	December 31, 2010	September 30, 2010	December 31, 2009
Cash provided by operating activities	$120,551	$161,366	$152,591	$839,683
Less: Income distributions to noncontrolling interests	(22,479)	(23,811)	(20,860)	(83,591)

Cash provided by operating activities attributable to DaVita Inc.	98,072	137,555	131,731	756,092
Less: Expenditures for routine maintenance and information technology	(62,083)	(46,690)	(35,066)	(159,096)

Free cash flow	$35,989	$90,865	$96,665	$596,996

		Rolling 12-Month Period
		December 31, 2010	September 30, 2010	December 31, 2009
Cash provided by operating activities		$839,683	$871,723	$666,710
Less: Income distributions to noncontrolling interests		(83,591)	(81,972)	(67,748)

Cash provided by operating activities attributable to DaVita Inc.		756,092	789,751	598,962
Less: Expenditures for routine maintenance and information technology		(159,096)	(132,079)	(113,763)

Free cash flow		$596,996	$657,672	$485,199